Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Robert E. Wisniewski
Executive Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS SECOND QUARTER FISCAL 2017 RESULTS

Princeton, New Jersey, December 14, 2016 – AMREP Corporation (NYSE: AXR) today reported net income of $112,000, or $0.01 per share, for its 2017 second fiscal quarter ended October 31, 2016 compared to a net loss of $676,000, or $0.08 per share, for its second fiscal quarter of 2016. For the first six months of 2017, the Company had net income of $742,000, or $0.09 per share, compared to a net loss of $1,855,000, or $0.23 per share, for the same period of 2016. Revenues were $11,465,000 and $23,673,000 for the second quarter and first six months of 2017 compared to $11,221,000 and 20,796,000 for the same periods in the prior year.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2016	2015

Revenues	$11,465,000	$11,221,000

Net income (loss)	$112,000	$(676,000)

Earnings (loss) per share – Basic and Diluted	$0.01	$(0.08)

Weighted average number of common shares outstanding	8,050,000	8,038,000

	Six Months Ended October 31,
	2016	2015

Revenues	$23,673,000	$20,796,000

Net income (loss)	$742,000	$(1,855,000)

Earnings (loss) per share – Basic and Diluted	$0.09	$(0.23)

Weighted average number of common shares outstanding	8,046,000	8,034,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).